Media Contact: The Abernathy MacGregor Group, Inc. Rivian Bell, rlb@abmac.com Sydney Isaacs, sri@abmac.com Tel: 213/630-6550 Pager: 888/477-4319 (24/7)
For Clearlake: Owen Blicksilver Public Relations, Inc. Kristin Celauro, kristin@blicksilverpr.com 732-264-1131 Jennifer Hurson, Jennifer@blicksilverpr.com 845-507-0571
THQ Investor Contact: Lisa Mueller THQ Inc. Investor Relations 818/871-5125

THQ Inc. Secures Asset Purchase Agreement with
Affiliates of Clearlake Capital Group, L.P.

Clearlake Offers to Acquire THQ's Assets Via Section 363 under Chapter 11;
Company Obtains Commitment for Interim Financing
to Fund Operations Without Interruption

AGOURA HILLS, Calif. - Dec. 19, 2012- THQ Inc. (NASDAQ: THQI), a leading worldwide developer and publisher of interactive entertainment software, today announced that it entered into an Asset Purchase Agreement with a “stalking horse bidder,” affiliates of Clearlake Capital Group, L.P., to acquire substantially all of the assets of THQ's operating business, including THQ's four owned studios and games in development. The sale will allow THQ to shed certain legacy obligations and emerge with the strong financial backing of a new owner with substantial experience in software and technology.

To facilitate the sale, THQ and its domestic business units have filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Court for the District of Delaware. The company's foreign operations, including Canada, are not included in the filings. The company has obtained commitments from Wells Fargo and Clearlake for debtor-in possession (DIP) financing of approximately $37.5 million, subject to Court approval.

THQ will continue operating its business without interruption during the sale period, subject to Court approval of THQ's first-day motions. All of the company's studios remain open, and all development teams continue. The company remains confident in its existing pipeline of games. THQ maintains relationships with some of the top independent development studios around the globe. As part of the sale, the company is seeking approval to assume the contracts of these studios, and Clearlake will assume these contracts.

“The sale and filing are necessary next steps to complete THQ's transformation and position the company for the future, as we remain confident in our existing pipeline of games, the strength of our studios and THQ's deep bench of talent,” said Brian Farrell, Chairman and CEO of THQ. “We are grateful to our outstanding team of employees, partners and suppliers who have worked with us through this transition.

We are pleased to have attracted a strong financial partner for our business, and we hope to complete the sale swiftly to make the process as seamless as possible.”

According to Jason Rubin, who joined THQ as President last May, “We have incredible, creative talent here at THQ. We look forward to partnering with experienced investors for a new start as we will continue to use our intellectual property assets to develop high-quality core games, create new franchise titles, and drive demand through both traditional and digital channels.”

Clearlake has agreed to serve as the “stalking horse bidder” for a Section 363 sale process, which allows other interested parties to come forward with competing bids. Aggregate consideration offered by Clearlake for the purchase totals approximately $60 million, including a new $10 million note for the benefit of the company's creditors. The company is asking the Court for a schedule to complete the sale process in about 30 days.

Consumers and retailers should see no changes while the company completes a sale. The new financing will support business operations throughout the period. THQ does not intend to reduce its workforce as a result of the filing, and employees will continue to work their usual schedules and receive normal compensation and benefits, pending customary Court approval.

As is the case after a Chapter 11 filing, THQ expects to receive notice from NASDAQ informing the company that its shares will be delisted from the exchange within nine calendar days of notification.

THQ is being advised by Centerview Partners LLC and FTI Consulting as its financial advisors and Gibson, Dunn & Crutcher as legal counsel. Clearlake is being advised by DLA Piper as legal counsel.

For additional information about THQ, please visit www.thq.com. For information regarding the Chapter 11 case, please visit www.kccllc.net/thq.

About THQ

THQ Inc. is a leading worldwide developer and publisher of interactive entertainment software. The company develops its products for all popular game systems, personal computers, wireless devices and the Internet. Headquartered in Los Angeles County, California, THQ sells product through its network of offices located throughout North America and Europe. More information about THQ and its products may be found at http://www.thq.com.

About Clearlake Capital Group

Clearlake Capital Group, L.P. is a private investment firm focused on special situations and private equity investments such as corporate divestitures, recapitalizations, buyouts, reorganizations, turnarounds and other equity investments. Clearlake seeks to partner with world-class management teams by providing patient, long-term capital and operational expertise to invest in dynamic businesses. Clearlake currently manages approximately $1.4 billion of equity capital, and Clearlake's founding principals have led over 50 investments totaling more than $2.7 billion of capital in sectors including business services, communication, consumer products/retail, defense/public safety, energy/power, healthcare, industrials, media, and technology. For more information, please visit www.clearlakecapital.com.

THQ Inc. Caution Concerning Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as "THQ"), including, but not limited to, expectations regarding the agreement with Clearlake and the bankruptcy case. These statements are based upon management's current beliefs and certain assumptions made by management. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the adverse impact of the bankruptcy case on THQ's business, financial condition and results of operations, including its ability to maintain customer and supplier relationships, THQ's ability to obtain bankruptcy court approval in connection with the bankruptcy case, the actions of THQ's creditors and other third parties with interests in the bankruptcy case, competitive, economic, legal, political, and technological factors affecting our industry, operations, markets, products, or pricing. Readers should carefully review the risk factors and the information that could materially affect THQ's financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal period ended March 31, 2012 and subsequent Quarterly Reports on Form 10-Q, and particularly the discussion of trends and risk factors set forth therein. Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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